EXHIBIT 99.1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G (including additional amendments thereto) with respect to the shares of common stock, par value $0.60 per share, of BK Technologies Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Date:  March 10, 2025
HILVE HOLDINGS LIMITED

By:	/s/ Asya Andreeva
Name: Asya Andreeva
Title: Director

VALDOR GLOBAL DMCC

By:	/s/ Marina Mackinder
Name: Marina Mackinder
Title: Manager

/s/ Mikhail Stiskin
MIKHAIL STISKIN